Exhibit 99.5
Trinity Industries, Inc.
Earnings Release Conference Call
Comments of William A. McWhirter II,
Senior Vice President and Group President
Construction Products, Energy Equipment and Inland Barge Groups
April 24, 2015

Thank you Tim and good morning everyone.

During the first quarter, the Inland Barge Group reported a 12% year-over-year increase in revenues and a slight increase in operating profit. I am pleased with the Group’s performance in the first quarter.

During the first quarter, we received orders for new barges totaling approximately $280 million, resulting in a backlog of $565 million at the end of March. This is the highest backlog reported by the Group in more than 6 years. Our ability to capture a large number of orders during the quarter is due to our operational flexibility. Order patterns in the industry shifted from liquid barges to dry barges. Our Barge Group’s operational flexibility is a key differentiator, enabling the group to enhance profitability while responding to customers’ needs.

Inquiries for hopper barges continued at steady levels during the first quarter due to the strong harvest last year and expectations for another solid harvest this year. Demand for 30,000 barrel tank barges which carry crude oil remains weak at this time. Demand for 10,000 barrel tank barges continues to reflect expectations for expansion in the chemical market along the Gulf Coast. As a result of the shifting market demand we anticipate lower margins as we move through the year.

Moving to the Construction Products Group

I am pleased that this Group returned to profitability in the first quarter. Year over year, revenues were essentially flat. As a reminder the first quarter of last year included a gain of $11.2 million related to an asset disposition. Theis provided an update of our highway litigation matters, which continue to impact results in our highway products business.

In addition, our highway business is also affected by the pending expiration of the current Federal Highway Bill in May. Partially offsetting these negative headwinds is the strong performance of our aggregates business, which is benefitting from a robust southern U.S. market. In the first quarter, we completed another acquisition of lightweight aggregates assets. The acquisition strengthens our ability to serve our customers.

The Energy Equipment Group reported another record level of revenues and profit during the first quarter. We are pleased with the performance of the segment, but do expect some variability within the segment’s performance from quarter to quarter as a result of product mix and volume. The integration of the businesses we acquired in 2014 continues to progress smoothly. The Meyer purchase is a great example of an acquisition that is generating synergies and enrichment value, has tremendous cultural fit, and positive long-term demand drivers.

Market conditions within the segment vary by product. Lower oil prices have created headwinds for several of our business units. We remain positioned to respond to changes in demand should we see an increase in oil prices.

The current market for utility structures remains competitive, but long-term investment projections for this industry show positive fundamentals. We are well positioned to respond to increased transmission infrastructure spending in North America. Our wind towers business is performing at a high level due to long production backlogs. The wind industry continues to make advancements in reducing the installed cost for wind power.

In closing, our businesses are responding effectively to mixed demand conditions in a number of their markets. Our long-term outlook for energy and infrastructure investment in North America remains positive.

And now, I will turn the presentation over to Steve.